Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Feb. 7, 2012

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Generates Record Quarterly and Annual Financial Results
Announces 9% Distribution Growth Target for 2012

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record quarterly operating profit of $139.8 million for fourth quarter 2011, an increase of $24.7 million, or 21%, compared to $115.1 million for fourth quarter 2010.
Net income grew 25% to a quarterly record of $110.3 million for fourth quarter 2011 compared to $88 million for fourth quarter 2010, and diluted net income per limited partner unit increased to 97 cents in fourth quarter 2011 versus 78 cents in the corresponding 2010 period. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was $1.02 for fourth quarter 2011, exceeding the 93-cent guidance provided by management in early Nov.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, increased to a quarterly record of $131.3 million for fourth quarter 2011 compared to $128.1 million during fourth quarter 2010.
“Magellan finished 2011 with strong financial results, producing record quarterly results driven by solid performance from our base business despite a weak environment for refined petroleum products demand growth. The favorable impact of higher petroleum prices on our commodity-related activities and the contributions of recently-completed growth projects significantly contributed to our growth,” said Michael Mears, chief executive officer. “We expect the favorable momentum of 2011 to continue with another record year projected for 2012 as additional expansion projects come online. Magellan's stable business model, investment-grade balance sheet and attractive slate of growth projects provide a bright future for our company, allowing us to target 9% distribution growth for our investors in 2012.”
An analysis by segment comparing fourth quarter 2011 to fourth quarter 2010 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:

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Exhibit 99.1

Page 2/5 Magellan Midstream Generates Record Quarterly and Annual Financial Results; Announces 9% Distribution Growth Target for 2012

Petroleum pipeline system. Pipeline operating margin was $150.2 million, an increase of $17.4 million and a quarterly record for this segment. Transportation and terminals revenues increased between periods primarily due to the partnership's 7% tariff increase on July 1, 2011, partially offset by 2% lower shipments. Lower gasoline demand more than offset the benefit of higher crude oil volumes in fourth quarter 2011. Operating expenses increased between periods primarily due to remediation costs for a pipeline release caused by third-party damage in the fourth quarter of 2011, higher property taxes and an accrual for a potential air emission fee.
Product margin (defined as product sales revenues less product purchases) increased $22.4 million between periods, including a $4.1 million increase associated with the timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership's commodity-related activities. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership's actual cash product margin, which excludes MTM timing differences and reflects only transactions that settled during the quarter, increased between periods primarily due to higher petroleum products blending profits as a result of selling more product at higher prices.
Petroleum terminals. Terminals operating margin was $44.8 million, an increase of $7.4 million and a quarterly record for this segment. The current period primarily benefited from recently-constructed crude oil storage in Cushing, Oklahoma and new refined products tanks at the partnership's marine terminals. Operating expenses increased due to an accrual for potential historical air emission fees and higher spending for integrity projects. Product margin increased due to the sale of additional product overages at higher prices in the current period.
Ammonia pipeline system. Ammonia operating margin was $3.3 million, an increase of $1.5 million. Revenues increased and expenses declined in the current period due to more extensive hydrostatic testing during the 2010 period, which caused the pipeline to be unavailable for shipments for part of fourth quarter 2010. As of early first quarter 2012, all segments of the ammonia pipeline system have now been tested to ensure the integrity of this pipeline system.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures, and net interest expense increased in the current quarter as a result of additional borrowings to fund capital spending. As of Dec. 31, 2011, the partnership had $2.1 billion of debt outstanding and more than $200 million of cash on hand.

Annual results
The partnership also produced record annual financial results in 2011. For the year ended Dec. 31, 2011, operating profit was $522.9 million compared to $408.4 million in the corresponding 2010 timeframe. Annual net income was $413.6 million in 2011 compared to $311.6 million in 2010, and full-year diluted net income per limited partner unit was $3.66 in 2011 and $2.85 in 2010. Annual DCF was a record $460.5 million in 2011, or 1.3 times the amount needed to pay distributions related to 2011, and $399.8 million in 2010.

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Exhibit 99.1

Page 3/5 Magellan Midstream Generates Record Quarterly and Annual Financial Results; Announces 9% Distribution Growth Target for 2012

Expansion capital spending expectations
Management remains focused on expansion opportunities and spent $200 million during 2011 on growth capital projects. Based on the progress of expansion projects already underway, including the reversal of a portion of the partnership's Houston-to-El Paso pipeline to crude oil service, the recently-announced Double Eagle Pipeline project with Copano Energy LLC and more than 5 million barrels of storage currently under construction, the partnership plans to spend approximately $430 million during 2012 with an additional $90 million of spending in 2013 to complete these projects. These spending estimates also include the construction of a 38-mile pipeline from the partnership's El Paso, Texas terminal to a new locomotive fueling facility for Union Pacific Railroad (UP) near Santa Teresa, New Mexico. This project is expected to be operational by early 2014 and is supported by a 15-year transportation commitment from UP.
The partnership also continues to evaluate more than $500 million of potential growth projects in earlier stages of development, which have been excluded from these spending estimates.

Potential sale of ammonia pipeline system
Management continues to evaluate the potential sale of the partnership's ammonia pipeline system. The partnership has entered into negotiations related to a potential sales transaction but cannot estimate the ultimate timing or completion of such a sale.

Financial guidance for 2012
Management currently expects to generate record DCF in 2012 of $480 million and is targeting annual distribution growth of 9% for 2012. Net income per limited partner unit is estimated to be $3.75 for 2012, with first-quarter guidance of 98 cents. Guidance assumes continued ownership of the ammonia pipeline system and no future NYMEX MTM adjustments on the partnership's commodity-related activities.
Based on its current slate of active growth projects, management currently believes it will be able to achieve annual distribution growth of 8% to 10% for 2013.
Management continues to believe the large majority of the partnership's operating margin will be generated by fee-based transportation and terminals services, with commodity-related activities contributing 15% or less of the partnership's operating margin.

Earnings call details
An analyst call with management regarding fourth-quarter results and 2012 guidance is scheduled today at 1:30 p.m. Eastern. To participate, dial (800) 289-0463 and provide code 4406896. Investors also may listen to the call via the partnership's website at www.magellanlp.com/webcasts.aspx.

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Exhibit 99.1

Page 4/5 Magellan Midstream Generates Record Quarterly and Annual Financial Results; Announces 9% Distribution Growth Target for 2012

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Feb. 13. To access the replay, dial (888) 203-1112 and provide code 4406896. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership's internal financial reporting and is used by management to evaluate the economic performance of the partnership's operations.
Product margin, which is calculated as product sales revenues less product purchases, is used by management to evaluate the profitability of the partnership's commodity-related activities.
DCF is important in determining the amount of cash generated from the partnership's operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period.
Reconciliations of operating margin to operating profit and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership's profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management generally excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes petroleum products. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation's refining capacity, and can store 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Exhibit 99.1

Page 5/5 Magellan Midstream Generates Record Quarterly and Annual Financial Results; Announces 9% Distribution Growth Target for 2012

###
Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership's results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and overall demand for refined petroleum products, crude oil and natural gas liquids; (3) changes in the partnership's tariff rates implemented by the Federal Energy Regulatory Commission, the United States Surface Transportation Board and state regulatory agencies; (4) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership's services; (5) changes in the throughput or interruption in service on petroleum pipelines owned and operated by third parties and connected to the partnership's petroleum terminals or petroleum pipeline system; (6) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership's operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership's ability to finance its capital spending and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2010 and subsequent reports on Forms 10-Q and 8-K. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2011	2010	2011
Transportation and terminals revenues	$220,530	$232,705	$793,599	$893,369
Product sales revenues	177,772	254,036	763,090	854,528
Affiliate management fee revenue	189	192	758	770
Total revenues	398,491	486,933	1,557,447	1,748,667
Costs and expenses:
Operating	62,232	73,273	282,212	306,415
Product purchases	165,069	216,654	668,585	706,270
Depreciation and amortization	29,208	30,918	108,668	121,179
General and administrative	28,272	28,328	95,316	98,669
Total costs and expenses	284,781	349,173	1,154,781	1,232,533
Equity earnings	1,409	1,998	5,732	6,763
Operating profit	115,119	139,758	408,398	522,897
Interest expense	26,768	29,063	96,379	108,869
Interest income	(55)	(39)	(140)	(61)
Interest capitalized	(408)	(648)	(2,943)	(3,174)
Debt placement fee amortization expense	386	651	1,401	1,831
Other expense	—	—	750	—
Income before provision for income taxes	88,428	110,731	312,951	415,432
Provision for income taxes	471	469	1,371	1,866
Net income	$87,957	$110,262	$311,580	$413,566

Allocation of net income (loss):
Noncontrolling owners' interests	$(175)	$—	$(397)	$(63)
Limited partners' interest	88,132	110,262	311,977	413,629
Net income	$87,957	$110,262	$311,580	$413,566

Basic net income per limited partner unit	$0.78	$0.98	$2.85	$3.67

Diluted net income per limited partner unit	$0.78	$0.97	$2.85	$3.66

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	112,596	112,874	109,485	112,837

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	112,895	113,468	109,561	112,987

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2011	2010	2011
Petroleum pipeline system:
Transportation revenue per barrel shipped	$1.026	$1.067	$1.160	$1.082

Volume shipped (million barrels):
Refined products:
Gasoline	59.0	55.8	194.3	208.9
Distillates	37.1	37.0	122.9	136.0
Aviation fuel	6.1	5.0	22.6	25.3
Liquefied petroleum gases	0.6	0.4	5.0	4.9
Crude oil	10.8	13.4	14.7	43.2
Total volume shipped	113.6	111.6	359.5	418.3

Petroleum terminals:
Storage terminal average utilization (million barrels per month)	29.9	34.2	25.8	32.1
Inland terminal throughput (million barrels)	28.1	29.3	114.7	115.6

Ammonia pipeline system:
Volume shipped (thousand tons)	164	181	462	727

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2011	2010	2011
Petroleum pipeline system:
Transportation and terminals revenues	$162,949	$165,034	$583,977	$637,764
Less: Operating expenses	41,760	49,411	190,971	199,933
Transportation and terminals margin	121,189	115,623	393,006	437,831

Product sales revenues	174,246	246,952	744,612	824,763
Less: Product purchases	164,261	214,558	663,327	697,927
Product margin	9,985	32,394	81,285	126,836
Add: Affiliate management fee revenue	189	192	758	770
Equity earnings	1,409	1,997	5,732	6,761
Operating margin	$132,772	$150,206	$480,781	$572,198

Petroleum terminals:
Transportation and terminals revenues	$52,709	$62,154	$196,719	$234,965
Less: Operating expenses	17,493	21,628	75,172	93,031
Transportation and terminals margin	35,216	40,526	121,547	141,934

Product sales revenues	3,644	7,730	18,750	31,175
Less: Product purchases	1,429	3,442	7,549	12,761
Product margin	2,215	4,288	11,201	18,414
Equity earnings	—	1	—	2
Operating margin	$37,431	$44,815	$132,748	$160,350

Ammonia pipeline system:
Transportation and terminals revenues	$5,375	$6,217	$14,922	$23,648
Less: Operating expenses	3,620	2,963	19,078	16,369
Operating margin (loss)	$1,755	$3,254	$(4,156)	$7,279

Segment operating margin	$171,958	$198,275	$609,373	$739,827
Add: Allocated corporate depreciation costs	641	729	3,009	2,918
Total operating margin	172,599	199,004	612,382	742,745
Less:
Depreciation and amortization expense	29,208	30,918	108,668	121,179
General and administrative expense	28,272	28,328	95,316	98,669
Total operating profit	$115,119	$139,758	$408,398	$522,897

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS
TO GAAP MEASURE
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	December 31, 2011
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$110,262	$0.98	$0.97
Add: Unrealized derivative losses associated with future physical product transactions	7,925	0.07	0.07
Deduct: Lower-of-cost-or-market adjustments	(1,967)	(0.02)	(0.02)

Excluding commodity-related adjustments	$116,220	$1.03	$1.02

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation		112,874	113,468

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,		2012
	2010	2011	2010	2011	Guidance

Net income	$87,957	$110,262	$311,580	$413,566	$425,000
Depreciation and amortization (1)	29,594	31,569	110,069	123,010	124,000
Equity-based incentive compensation (2)	7,417	5,924	15,499	10,243	2,000
Asset retirements and impairments	955	1,070	1,062	8,599	5,000
Commodity-related adjustments:
Derivative losses/(gains) recognized in the period associated with future product transactions (3)	17,399	7,925	14,945	(5,909)
Derivative (losses)/gains recognized in previous periods associated with product sales completed in the period (4)	(271)	12,019	(7,675)	(15,162)
Lower-of-cost-or-market adjustments	(290)	(1,967)	3	1,017
Houston-to-El Paso cost of sales adjustments(5)	2,533	(2,702)	478	(2,316)
Total commodity-related adjustments	19,371	15,275	7,751	(22,370)	(6,000)
Maintenance capital	(17,688)	(31,717)	(44,620)	(70,002)	(70,000)
Other	492	(1,114)	(1,582)	(2,504)	—
Distributable cash flow	$128,098	$131,269	$399,759	$460,542	$480,000

Distributable cash flow per limited partner unit	$1.14	$1.16	$3.60	$4.08	$4.24

Weighted average number of limited partner units paid distributions	112,737	113,100	111,108	112,828	113,100

(1) Depreciation and amortization includes debt placement fee amortization.

(2) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the years ended December 31, 2010 and 2011 was $18.9 million and $17.6 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2010 and 2011 of $3.4 million and $7.4 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce distributable cash flow.

(3) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. These amounts represent the gains or losses from economic hedges in the partnership's earnings for the period associated with products that had not yet been physically sold as of the period end date.

(4) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), it includes in its distributable cash flow calculations the full amount of the change in fair value of the associated derivative agreement.

(5) Cost of goods sold adjustment related to transitional commodity activities for the partnership's Houston-to-El Paso pipeline to more closely resemble current market prices for distributable cash flow purposes rather than average inventory costing as used to determine the partnership's results of operations.